Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made effective as of the 14th day of October 2009, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Roger N. Farah (the “Executive”).

WHEREAS, the Executive is serving as President and Chief Operating Officer of the Corporation pursuant to an Amended and Restated Employment Agreement made as of July 23, 2002, as amended (the “2002 Employment Agreement”); and

WHEREAS, the Corporation and the Executive wish to amend and restate such 2002 Employment Agreement effective as of the date hereof;

NOW, THEREFORE, intending to be bound the parties hereby agree as follows with effect from the date first above written.

1. Employment/Prior Agreement. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein. From and after the date hereof, the terms of this Agreement shall, except as provided herein, supersede in all respects the terms of any prior arrangement or agreement, if any, dealing with the matters herein, including the 2002 Employment Agreement.

2. Term. The employment of the Executive by the Corporation as provided in Section 1 pursuant to this Agreement will be effective on the date hereof. The term of the Executive’s employment under this Agreement shall continue until the close of business on March 30, 2013, subject to earlier termination in accordance with the terms of this Agreement (the “Term”). The Term shall be automatically extended so as to end on the last day of each subsequent fiscal year thereafter unless either party notifies the other in writing of its intention not to extend the Term at least 180 days prior to the commencement of the next scheduled extension (a “NonExtension Notice”).

3. Position and Duties. The Executive shall serve as President and Chief Operating Officer. The Executive shall report to Ralph Lauren (as Chairman of the Board of Directors of the Corporation (the “Board”) and Chief Executive Officer) and the Board, and shall have responsibilities and duties for the oversight of the Corporation’s operations and such other responsibilities and duties, that are (a) not inconsistent with the usual duties of a president and chief operating officer of an enterprise such as the Corporation, as may be assigned to Executive from time to time, and (b) no less comprehensive than have been the duties and responsibilities of the Executive during the period of his employment with the Corporation prior to the date hereof. The Executive shall devote all of Executive’s working time and efforts to the business and affairs of the Corporation; provided, however, that the Executive may serve on such boards of directors as he may be asked to serve on from time to time, with the Corporation’s approval. It is further understood and agreed that nothing herein shall prevent the Executive from managing his personal investments so long as such activities do not interfere in more than an insignificant manner with the Executive’s performance of his duties hereunder and do not conflict with the provisions of Section 8.

4. Compensation and Related Matters.

(a) Salary and Incentive Bonus.

(i) Salary. During the Term, Executive’s annual salary shall be at the rate of $900,000. Such salary shall be paid in substantially equal installments on a basis consistent with the Corporation’s payroll practices and shall be subject to annual increases, if any, as may be determined in the sole discretion of the Corporation. Executive’s salary as in effect from time to time is hereinafter referred to as the “Salary”.

(ii) Incentive Bonus. Executive shall participate in the Corporation’s Executive Officer Annual Incentive Plan (the “EOAIP”), and any substitute therefor, and be eligible to earn an annual cash bonus for each fiscal year during the Term of this Agreement (the “Annual Incentive Bonus”). With respect to each fiscal year during the Term commencing with the Corporation’s 2010 fiscal year (i.e., commencing March 29, 2009), Executive’s Annual Incentive Bonus opportunity shall range, subject to achieving pre-established performance goals, from $3 million upon obtaining threshold performance targets established by the Compensation Committee (the “Compensation Committee”) of the Board (i.e., the EOAIP bonus schedule threshold) to a maximum of $9 million upon obtaining maximum performance targets established by the Compensation Committee (i.e., the EOAIP bonus schedule maximum) based upon the extent to which performance goals established by the Compensation Committee are achieved. At target performance (i.e., the EOAIP bonus schedule target), Executive’s Annual Incentive Bonus shall be $6 million (the “Target Annual Incentive Bonus”). The Annual Incentive Bonus, if any, payable to the Executive in respect of each fiscal year will be paid at the same time that annual bonuses are paid to other executives under the EOAIP. Notwithstanding any provision of this Agreement to the contrary, the Executive’s entitlement to payment of an Annual Incentive Bonus during any period when the compensation payable to the Executive pursuant to this Agreement is subject to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to shareholder approval of a plan or arrangement evidencing such Annual Incentive Bonus opportunity that complies with the requirements of section 162(m) of the Code.

(iii) Deferred Compensation. Executive shall receive an aggregate of $250,000 per year for the fiscal years ending in 2010 through 2013 (the “Deferred Compensation”) in the form of deferred bonus compensation, which shall be credited to a deferred compensation account on the books of the Corporation in equal monthly installments in a manner substantially consistent with the Corporation’s deferred compensation agreements with other senior executives. Executive shall at all times be fully vested in the Deferred Compensation credited to such account. Notwithstanding any provision of the Deferred Compensation Agreement, dated September 19, 2002, between the Corporation and Executive to the contrary, Executive’s Deferred Compensation shall be distributed as follows: (i) the balance credited to the deferred compensation account as of December 31, 2008, less the vested balance credited to such account as of December 31, 2004, will be paid to Executive on or prior to October 31, 2009; (ii) Deferred Compensation and any earnings credited in calendar 2009 will be paid to Executive (subject to Section 6(h) of this Agreement) on (A) the 45th day following the termination of Executive’s employment if Executive’s employment terminates before October 31, 2010 and (B) the earlier of January 1, 2017 or the 45th day following the termination of Executive’s employment if Executive’s employment terminates on or after October 31, 2010; and (iii) Deferred Compensation and any earnings credited after calendar 2009 will be paid to Executive on the 45th day following the termination of Executive’s employment (subject to Section 6(h) of this Agreement). The vested balance credited to the deferred compensation account as of December 31, 2004 will be paid to Executive as soon as practicable following the termination of Executive’s employment.

(b) Expenses. During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

(c) Other Benefits. During the term of the Executive’s employment hereunder, the Executive shall be entitled to participate in or receive benefits under any medical, pension, profit sharing or other employee benefit plan or arrangement generally made available by the Corporation now or in the future to its executives and key management employees (or to their family members), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Moreover, during such term, the Executive shall be entitled to a monthly car allowance of $1,500. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Salary, Annual Incentive Bonuses or Deferred Compensation, payable to the Executive pursuant to paragraph (a) of this Section.

(d) Vacations. The Executive shall be entitled to reasonable vacations consistent with the Corporation’s past practice.

(e) Long Term Incentive Awards. With respect to each of the three-consecutive-fiscal-year periods beginning, respectively, in fiscal year 2010 (the “First Performance Period”), fiscal year 2011 (the “Second Performance Period”) and fiscal year 2012 (the “Third Performance Period”) (each such period shall hereinafter be referred to as a “Performance Period”), it is expected that the Executive shall receive a long-term incentive award (each such award shall hereinafter be referred to as a “LTI Award”) with a value of $7 million, although the determination of the value of the actual LTI Award made to the Executive shall be in the sole discretion, exercised in good faith, of the Compensation Committee. Fifty percent (50%) of the value of any such LTI Award shall consist of restricted performance share units (“RPSUs”), valued as of the date of grant. Fifty percent (50%) of the value of any such LTI Award shall consist of options to purchase shares of Class A Common Stock of the Corporation (“LTI Options”), which options shall be valued, as of the date of grant, using the Black-Scholes option-pricing model. The LTI Award for the First Performance Period shall be granted within ten days of the date that this Agreement is executed by the Corporation and the Executive. The LTI Awards for the Second and Third Performance Periods shall be granted at the same time as long-term incentive awards are granted to the Corporation’s other senior executives for such Performance Periods, but in no event shall the LTI Awards for the Second and Third Performance Periods be granted later than August 31, 2010 and August 31, 2011, respectively. Subject to the terms of this Agreement, with respect to the RPSUs granted for the First and Second Performance Periods, the Executive shall become 100 percent vested in such RPSUs as of the last day of the respective Performance Period if he remains continuously employed with the Corporation through the end of the applicable Performance Period and the performance goals determined by the Compensation Committee are achieved; with respect to the RPSUs granted for the Third Performance Period, the Executive shall become fully vested in such RPSUs as of March 30, 2013 if he remains continuously employed with the Corporation through such date, with payment with respect to such RPSUs to be made within ten (10) days after the end of the Corporation’s 2014 fiscal year. Subject to the terms of this Agreement, one-third of the grant of LTI Options with respect to the First Performance Period shall vest and become exercisable on each of the first three anniversaries of the date of grant, provided the Executive remains continuously employed with the Corporation to the applicable vesting date. With respect to the grant of LTI Options for the Second Performance Period, subject to the terms of this Agreement, (A) one-third of such grant of LTI Options shall vest and become exercisable on each of the first two anniversaries of the date of grant, provided the Executive remains continuously employed with the Corporation through such date; and (B) the remaining one-third of such grant of LTI Options shall vest and become exercisable on March 30, 2013, provided the Executive remains continuously employed with the Corporation through such date. With respect to the grant of LTI Options for the Third Performance Period, subject to the terms of this Agreement, (1) one-third of such grant of LTI Options shall vest and become exercisable on the first anniversary of the date of grant, provided the Executive remains continuously employed with the Corporation through such date; (2) an additional one-third of such grant of LTI Options shall vest and become exercisable on March 30, 2013, provided the Executive remains continuously employed with the Corporation through such date; and (3) the remaining one-third of such grant of LTI Options (the “Third Tranche”) shall vest on March 30, 2013 (provided the Executive remains continuously employed with the Corporation through such date), but shall not become exercisable until the last day of the Corporation’s 2014 fiscal year. Except as otherwise provided in this Agreement, LTI Options shall remain exercisable until the seventh anniversary of the date of grant. Subject to the terms of this Agreement, both components of the LTI Award (RPSUs and LTI Options) shall be granted pursuant to and shall be subject to the terms of the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan, as amended and restated as of August 12, 2004 and amended as of June 30, 2006 and May 21, 2009, or any successor thereto (the “Incentive Plan”). The LTI Award for the First Performance Period shall also be subject to the terms of the Fiscal 2010 - Overview of Stock Options and the Fiscal 2010 - Overview of Cliff Restricted Performance Share Unit Awards to the extent such Fiscal-2010 Overviews are not inconsistent with the Incentive Plan and the provisions of this Agreement. The LTI Awards for the Second and Third Performance Periods shall be subject to terms and conditions no less favorable than the terms and conditions governing long-term incentive awards which are granted to other executives and key management employees of the Corporation, provided such terms are not inconsistent with the Incentive Plan and the provisions of this Agreement. It is understood that the Compensation Committee reserves the right, in its good faith discretion, to change (i) the Performance Period with respect to LTI Awards and/or (ii) the valuation methodology applicable to LTI Options, provided in any case that the Executive’s LTI Awards are treated in the same manner as similar awards granted to the Corporation’s other senior executives. Except as specifically set forth in this Section 4(e), the Executive shall not be granted any other long-term incentive awards from the Corporation during the Term.

(f) Air Travel. For purposes of security and efficiency, the Executive and his family members, to and only to the extent such family members are traveling with the Executive, shall use the Corporation’s aircraft or other private aircraft for any travel. To the extent the Executive and his family are unable to use the Corporation’s aircraft or other private aircraft for any travel, the Executive and his family may use commercial aircraft. For any expense incurred as a result of the Executive’s use of private aircraft (other than the Corporation’s aircraft) or commercial aircraft, the Executive shall be reimbursed by the Corporation (with no tax gross up). For any such expense, the Executive shall be entitled to reimbursement at the lesser of market rates or Executive’s out-of-pocket cost.

5. Termination.

(a) Termination by Corporation. The Executive’s employment hereunder may be terminated at any time with or without Cause.

(b) Termination by the Executive. The Executive may terminate his employment hereunder with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (A) a material diminution in or adverse alteration to the Executive’s title or duties as set forth in Section 3 herein, (B) a reduction in the Executive’s Salary or Annual Incentive Bonus opportunity or Deferred Compensation from those provided herein or the Corporation’s electing to eliminate the EOAIP without substituting therefor a plan which provides for a reasonably comparable Annual Incentive Bonus opportunity or the Executive’s ceasing to be entitled to the payment of an Annual Incentive Bonus as a result of the failure of the Corporation’s shareholders to approve a plan or arrangement evidencing such Annual Incentive Bonus in a manner that complies with the requirements of section 162(m) of the Code, (C) the relocation of the Executive’s principal office outside of the area which comprises a fifty (50) mile radius from New York City, (D) a failure of the Corporation to comply with any material provision of this Agreement, or (E) the Corporation requires Executive to report to other than Ralph Lauren and the Board; provided that the events described in clauses (A), (B), (C), (D) and (E) above shall not constitute Good Reason (1) until the Executive provides notice to the Corporation of the existence of such diminution, change, reduction, relocation, failure or requirement within ninety (90) days of its occurrence and (2) unless such diminution, change, reduction, failure or requirement (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.

(c) Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination pursuant to Section 6(d)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. A “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

6. Compensation Upon Termination. The provisions of this Section 6 shall exclusively govern the Executive’s rights upon termination of employment with the Corporation and its affiliates. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination of employment, from the Board and any committees of the Corporation or its affiliates on which he serves.

(a) If the Corporation shall terminate the Executive’s employment for any reason other than an Enumerated Reason as set forth in Section 6(d) hereof or if the Executive resigns for Good Reason pursuant to Section 5(b) hereof, subject to the provisions of Section 8 hereof, the Executive shall be entitled to the following:

(i) an amount equal to (1) the product of (x) the greater of two (2) or the number of full and partial years from the date of termination through March 30, 2013 (up to a maximum of three (3)), and (y) the sum of (I) the Executive’s Salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a Salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) the amount of the Target Annual Incentive Bonus described herein; plus (2) a pro rata portion of any Annual Incentive Bonus that the Executive would have been entitled to receive pursuant to Section 4(a)(ii) hereof for the fiscal year in which the Executive’s employment is terminated based on the actual performance of the Corporation for such fiscal year, such pro rata portion to be based upon a fraction, the numerator of which is the number of days from the first day of the fiscal year in which such termination occurs until the date of termination and the denominator of which is 365 (a “Pro Rata Annual Incentive Bonus”).

Subject to Section 6(h) below, any amounts paid pursuant to subsection (i)(1) above shall be paid in equal monthly installments commencing on the first day of the month immediately following the date of termination over a period of twenty-four (24) months thereafter or such greater number of months (not in excess of thirty-six (36)) through March 2013 (such period hereinafter referred to as the “Severance Period”), each of which shall be a separate payment; provided that any amount otherwise payable prior to the Executive’s execution of a release pursuant to Section 6(f) shall be paid no later than ten (10) days following the execution of a release in accordance with Section 6(f). Subject to Section 6(h) below, the Pro Rata Annual Incentive Bonus described in subsection (i)(2) above shall be paid in a lump sum when such Annual Incentive Bonus would have otherwise been payable to the Executive pursuant to Section 4(a)(ii) had the Executive’s employment not terminated.

(ii) The Executive shall immediately be 100% vested in all then outstanding LTI Awards, each LTI Option shall become fully exercisable, and (A) any then outstanding RPSUs granted with respect to the First and Second Performance Periods shall remain outstanding through the end of the applicable Performance Period (with the Executive entitled to a payment in respect of each such RPSU in accordance with the terms and conditions otherwise applicable to such award, including the achievement of specified performance goals), (B) any then outstanding RPSUs granted with respect to the Third Performance Period shall remain outstanding through the end of the Corporation’s 2014 fiscal year, with payment with respect to such RPSU to be made within ten (10) days following the end of such fiscal year, and (C) any then outstanding LTI Options shall be exercisable by him until the earlier to occur of (I) the first anniversary of the date of such termination of employment and (II) the expiration of the original LTI Option term.

(iii) Continued participation in the Corporation’s health benefit plans during the Severance Period; provided that if the Executive is provided with coverage by a successor employer, any such coverage by the Corporation shall cease;

(iv) Continued payment of Executive’s automobile allowance until expiration of the Severance Period or until Executive secures new employment, whichever first occurs; provided, however, that any such automotive allowance shall not be paid to the Executive during the first six months of the Severance Period and any amounts otherwise payable to the Executive as an automobile allowance pursuant to Section 4(c) during such six-month period shall be paid to him in a lump sum on the day following the six-month anniversary of the date of termination of Executive’s employment;

(v) If a Change of Control that is also a change in the ownership, effective control or a change in the ownership of a substantial portion of the assets (in each case, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”)) of the Corporation shall have occurred within two (2) years prior to the date of termination, subject to Section 6(g) and 6(h) below, the Executive shall (A) in lieu of the timing of payments otherwise provided for in subsection (i)(1) above, be entitled to receive the equivalent of the Salary and Target Annual Incentive Bonus payments pursuant to subsection (i)(1) above in two equal lump sum installments, the first payable within forty-five (45) days of the date of termination and the second on the first anniversary of the date of termination, each of which shall be a separate payment; and (B) in lieu of the Pro Rata Annual Incentive Bonus otherwise provided for in subsection (i)(2) above, the Executive shall be entitled to receive a pro rata Annual Incentive Bonus for the year of termination (equal to the Target Annual Incentive Bonus times the percentage of the fiscal year in which such termination occurs that shall have elapsed through the date of termination) (a “Pro Rata Target Annual Incentive Bonus”), with such Pro Rata Target Annual Incentive Bonus payable in a lump sum in cash within forty-five (45) days following the date of the Executive’s termination of employment. As used herein, the term “Change of Control” shall mean Ralph Lauren or members of his family (or trusts or entities created for their benefit) no longer control 50% or more of the voting power of the then outstanding securities of the Corporation entitled to vote for the election of the Corporation’s directors; and

(vi) Except as provided in this Section 6(a), the Corporation will have no further obligations to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 6(a). The Corporation anticipates that health benefits made available pursuant to clause (iii) above will be provided in accordance with applicable COBRA provisions. The Corporation shall waive or pay for any COBRA premiums otherwise payable by the Executive. In the event the COBRA coverage expires, the Corporation shall reimburse the Executive for any premium costs paid by the Executive for health care coverage for any portion of the Severance Period during which the Executive would otherwise be entitled to continued health benefits. Any reimbursement for such health care coverage premiums shall be made no later than the end of the calendar year following the calendar year in which such costs were incurred by the Executive. The Executive shall not be entitled to reimbursement under this Section 6(a) during any portion of the six month period following his termination of employment to the extent such reimbursement is prohibited by Section

409A, in which case any amounts he would be entitled to be reimbursed shall be paid to him in a lump sum on the day following the six-month anniversary of the date of termination of the Executive’s employment.

(b) If the Executive’s employment is terminated by his death or by the Corporation due to the Executive’s Disability (as defined below), the Corporation shall pay any amounts due to the Executive through the date of his death or the date of his termination due to Disability, including a Pro Rata Target Annual Incentive Bonus (as such term is defined in Section 6(a)(v)), in a lump sum within forty-five (45) days following such termination of employment, and the treatment of any then outstanding LTI Awards shall be as set forth in Section 6(a)(ii) hereof; provided that any then outstanding LTI Options shall be exercisable by the Executive (or, in the case of death, his estate) until the earlier to occur of (I) the third anniversary of the date of such termination of employment and (II) the expiration of the original LTI Option term. Except as provided in this Section 6(b), the Corporation will have no further obligations to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 6(b).

(c) If the Executive’s employment shall be terminated by the Corporation pursuant to Section 6(d)(iii) for Cause or by the Executive other than for Good Reason (excluding termination at the end of the Term as a result of the Executive’s delivery of a NonExtension Notice as contemplated by Section 2, with respect to which Section 6(e) shall apply, but including a termination of employment by the Executive that qualifies as an early retirement), (1) the Corporation shall pay the Executive his full Salary through the date of termination at the rate in effect prior to such termination, in a lump sum within forty-five (45) days following such termination of employment, (2) any then outstanding unvested LTI Awards shall be forfeited and cancelled, (3) in the event such termination of employment is the result of the Executive’s early retirement, any then outstanding vested LTI Options shall be exercisable by the Executive until the earlier of (I) the first anniversary of the date of such termination of employment and (II) the expiration of the original LTI Option term, and in the event of a termination of employment by the Corporation for Cause, such vested LTI Options shall be forfeited and cancelled, and (4) except as provided in this Section 6(c), the Corporation will have no further obligation to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 6(c).

(d) The term “Enumerated Reason” with respect to termination by the Corporation of the Executive’s employment shall mean any one of the following reasons:

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given (which Notice of Termination may be given before or after the end of such six month period; provided that the termination would not be effective until the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis (a “Disability”), the Corporation may terminate the Executive’s employment hereunder.

(iii) Cause. The Corporation shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered to him by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed his duties, (2) Executive’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony or (3) the willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 8) or which subjects, or if generally known would subject, the Corporation to public ridicule. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive’s employment may be terminated for Cause only by act of the Board and, in any event, the Executive’s employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation’s intention to terminate for Cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for the Executive, together with his counsel, to be heard by the Board.

(iv) Nonrenewal. The Executive’s employment hereunder shall terminate at the end of the Term if either party elects not to extend the Term of this Agreement by delivery of a NonExtension Notice as contemplated by Section 2.

(e) Termination by Reason of NonExtension Notice. If the Executive’s employment terminates at the end of the Term as a result of delivery by either party of a NonExtension Notice as contemplated by Section 2, then subject to Section 8 hereof, (i) the treatment of any then outstanding LTI Awards shall be as set forth in Section 6(a)(ii) hereof, except that, if such termination occurs on March 30, 2013 as a result of the Executive’s delivery of a NonExtension Notice, the Third Tranche shall not become exercisable until the end of the Corporation’s 2014 fiscal year and, once exercisable, shall thereafter remain exercisable for one year; (ii) the Executive shall be entitled to any Annual Incentive Bonus payable with respect to the Corporation’s fiscal year in which the Term ends, such Annual Incentive Bonus to be payable when such Annual Incentive Bonus would have otherwise been paid pursuant to Section 4(a)(ii) had the Executive’s employment not terminated; and (iii) except as set forth in this sentence, Executive’s rights shall otherwise be as set forth in Section 6(c) hereof. If the Executive’s employment terminates at the end of the Term as a result of the Corporation’s delivery of a NonExtension Notice as contemplated by Section 2, the Executive shall also be entitled to receive an amount, payable in equal monthly installments over a one-year period, equal to the sum of (x) his Salary, plus (y) the Target Annual Incentive Bonus, provided that any such monthly installments attributable to months prior to the Executive’s execution of a release pursuant to Section 6(f) shall be paid no later than ten (10) days following the execution of a release in accordance with Section 6(f).

(f) As a condition precedent to receipt of the payments provided for by Section 6(a) and 6(e), Executive shall be required to execute a general release (in a form customarily utilized by the Corporation) in favor of the Corporation, excluding only the payments remaining to be made pursuant to such Section; but in no later than thirty (30) days following the date of termination of the Executive’s employment.

(g) Notwithstanding the foregoing, (A) in the event the Corporation (or its successor) and the Executive both determine, based upon the advice of the independent public accountants for the Corporation, that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute “parachute payments” under Section 280G(b) (2) of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b) (3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Corporation), that without such reduction the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

(B) If the determination made pursuant to clause (A) above results in a reduction of the payments that would otherwise be paid to the Executive except for the application of this Section 6(g), then the entitlement by the Executive to any payments of cash under Section 6(a)(i) shall be eliminated or reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount. Within ten days following such determination hereunder, the Corporation shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the Executive such amounts as become due to the Executive under, and in accordance with the terms of, this Agreement.

(C) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Corporation which should not have been made under clause (A) of this Section 6(g) (“Overpayment”) or that additional payments which are not made by the Corporation pursuant to clause (A) of this Section 6(g) should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; but in no event later than the Executive’s taxable year following the year in which such final determination or change is made.

(h) Notwithstanding any provision of this Agreement to the contrary, the following rules shall apply:

(i) The distribution of any amounts that constitute “deferred compensation” payable to the Executive due to his “separation from service” within the meaning of Section 409A, shall not be made before six months after such separation from service or the Executive’s death, if earlier (the “Six Month Limitation”), if the Executive is a Key Employee (as defined below). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum. For purposes hereof, Key Employee shall mean an employee treated as a “specified employee” under Code Section 409A(a)(2)(B)(i), i.e., a key employee of the Corporation (as defined in Code Section 416(i), without regard to paragraph (5) thereof). The Corporation shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

(ii) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(iii) All reimbursements for expenses paid pursuant herewith that constitute taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax.

(iv) With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, unless permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (C) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

7. Mitigation. The Executive shall have no duty to mitigate the payments provided for in Section 6 by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive’s employment with the Corporation.

8. Noncompetition.

(a) The Executive agrees that for the duration of his employment and for a period two (2) years from the date of termination thereof and during any Severance Period, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Corporation or its subsidiaries, affiliates or licensees any person who is an employee of any of such companies.

(b) The Executive agrees that for the duration of his employment and for a period of two (2) years from the date of termination thereof and during any Severance Period, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g., making public derogatory statements or misusing confidential Corporation information, it being acknowledged that the Executive’s employment with a competitor in and of itself shall not be deemed to be harmful to the Corporation for purposes of this Section 8(b)) the Corporation or any of its subsidiaries, affiliates or licensees or their reputation.

(c) The Executive agrees that during the duration of his employment and for twelve (12) months from the date of any termination of employment, the Executive shall not, directly or indirectly, (A) engage in any “Competitive Business” (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

For purposes of this Agreement the term “Competitive Business” shall mean a business which directly competes in any material respects with the Corporation or its subsidiaries, affiliates or licensees. The term Competitive Business is not intended to include the business of a competitor whose business does not directly involve or compete with the licensed businesses of the Corporation or its subsidiaries and affiliates. For purposes of this Agreement, the Board shall determine in its sole discretion, exercised in good faith, whether a particular business in which the Executive proposes to engage constitutes a Competitive Business.

(d) The Executive will not at any time (whether during or after his employment with the Corporation) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Corporation or any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Corporation generally, or any subsidiary, affiliate or licensee of the Corporation; provided that the foregoing shall not apply to information which is not unique to the Corporation or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Corporation for any reason, he will return to the Corporation immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Corporation or its subsidiaries or affiliates or licensees.

(e) If the Executive breaches any of the provisions of this Section 8 (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of such Restrictive Covenants will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and

(ii) The right to discontinue the payment of any amounts owing to the Executive under the Agreement and the right to forfeit the Executive’s right to vest in any payment or benefit not as yet vested; provided that the Corporation shall have secured a reasoned opinion of counsel that the Executive’s activities constitute a material breach of the

Restrictive Covenants and which shall have been provided to the Executive, the delivery of which shall not be deemed to be a waiver of any applicable privilege. To the extent Executive, by notice hereunder, disputes the discontinuance of any payments or the forfeiture of any payments or benefits hereunder, such payments or benefits shall be segregated and deposited in an interest bearing account at a major financial center bank in New York City pending resolution of the dispute.

(f) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9. Successors; Binding Agreement.

(a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Roger Farah

[Address Redacted]

with a copy to:

John M. Callagy, Esq.

Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

If to the Corporation:

Polo Ralph Lauren Corporation

650 Madison Avenue

New York, New York 10022

Attention: Senior Vice President, Human Resources

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement and its enforcement shall be settled exclusively by arbitration in the City of New York before a single arbitrator who shall be a retired federal judge having sat in the United States District Court for the Southern District of New York in accordance with the then obtaining National Rules for the Resolution of Employment Disputes or, if such rules are no longer in effect the then obtaining employment rules of the American Arbitration Association. The arbitrator shall be required to permit reasonable discovery, including document production, deposition, contention interrogatories, damages interrogatories, and requests to admit. Judgment may be entered on the arbitrator’s award in any New York court; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in arbitration or in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction be granted without the necessity of the Corporation’s posting any bond; and provided, further that, notwithstanding Section 8(e)(ii), the Executive shall be entitled to seek specific performance in arbitration or in any court of competent jurisdiction of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. Fees and expenses payable to the American Arbitration Association and the arbitrator shall be shared equally by the Corporation and by the Executive, but the parties shall otherwise bear their own costs in connection with the arbitration; provided that the arbitrator must determine who is the prevailing party and include as part of the award to the prevailing party the reasonable legal fees and expenses incurred by such party.

15. Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties (including, without limitation, the 2002 Employment Agreement), whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled; provided however, that this Agreement shall have no effect on the terms and conditions applicable to any equity awards made by the Corporation to the Executive prior to the date of this Agreement, which terms and conditions shall be governed by the provisions of the respective agreements relating to such equity awards and any relevant provisions of the 2002 Employment Agreement.

17. Executive Representation. The Executive hereby represents to the Corporation that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

18. Internal Revenue Code Section 409A. The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A. This Agreement is intended to comply with Section 409A and any ambiguities should be interpreted in such a way as to comply with Section 409A.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the first day written above.

POLO RALPH LAUREN CORPORATION

By:	/s/ Ralph Lauren
	Name:	Ralph Lauren
	Title:	Chairman and CEO
	Date:	October 14, 2009

By:	/s/ ROGER N. FARAH
	Executive:	ROGER N. FARAH

Date:	October 14, 2009

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